Exhibit k.2
FORM OF ADMINISTRATION SERVICES AGREEMENT
     THIS AGREEMENT is made as of                     , 2008 by and between HIGHLAND CAPITAL MANAGEMENT, L.P., a Delaware limited partnership (“Highland”), and HIGHLAND SPECIAL SITUATIONS FUND II, a Delaware statutory trust (the “Fund”).
WITNESSETH:
     WHEREAS, the Fund is registered as a closed-end, non-diversified management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and
     WHEREAS, the Trust wishes to retain Highland to provide administration services provided for herein, and Highland wishes to furnish such services.
     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:
1.	Definitions.
(a)	“1933 Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

(b)	“1934 Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

(c)	“1940 Act” means the Investment Company Act of 1940, as amended, and the rules and regulations of the SEC promulgated thereunder.

(d)	“Authorized Person” means any Executive Officer of the Fund and any other person duly authorized by the Fund’s Board of Trustees to give Oral Instructions or Written Instructions on behalf of the Fund. An Authorized Person’s scope of authority may be limited by the Fund by setting forth such limitation in an Authorized Persons Appendix.
(e)	“Board of Trustees” and “Shareholders” shall have the same meanings as used in the Fund’s Agreement and Declaration of Trust.

(f)	“Declaration” means the Fund’s Agreement and Declaration of Trust, as amended from time to time.

(g)	“Executive Officer” shall mean each of the Chief Executive Officer, President, Executive Vice President, Senior Vice President, Chief Financial Officer, Treasurer, Secretary and Chief Compliance Officer of the Fund.

(h)	“Oral Instructions” mean oral instructions received by Highland from an Authorized Person or from a person reasonably believed by Highland to be an Authorized Person.

(i)	“Organizational Documents” mean, in the case of the Fund, the Agreement and Declaration of Trust and the By-Laws of the Trust.

(j)	“SEC” means the Securities and Exchange Commission.

(k)	“Securities Laws” mean the 1933 Act, the 1934 Act and the 1940 Act.

(l)	“Shares” means the Fund’s shares of beneficial interest.

(m)	“Written Instructions” mean (i) written instructions signed by an Authorized Person and received by Highland or (ii) trade instructions transmitted (and received by Highland) by means of an electronic transaction reporting system, access to which requires use of a password or other authorized identifier. The instructions may be delivered by hand, mail, tested telegram, cable, telex or facsimile sending device.
2.	Appointment. The Fund hereby appoints Highland to provide administration services to the Fund, in accordance with the terms set forth in this Agreement. Highland accepts such appointment and agrees to furnish such services.
3.	Compliance with Rules and Regulations.

Highland agrees to comply with the applicable requirements of the Securities Laws, and any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by Highland hereunder. Except as specifically set forth herein, Highland assumes no responsibility for such compliance by the Fund.
4.	Instructions.
(a)	Unless otherwise provided in this Agreement, Highland shall act only upon Oral Instructions or Written Instructions, including standing Written Instructions related to ongoing instructions received electronically.

(b)	Highland shall be entitled to rely upon any Oral Instructions or Written Instructions it receives from an Authorized Person (or from a person reasonably believed by Highland to be an Authorized Person) pursuant to this Agreement. Highland may assume that any Oral Instruction or Written Instruction received hereunder is not in any way inconsistent with the provisions of Organizational Documents or this Agreement or of any vote, resolution or proceeding of the Fund’s Board of Trustees or the Fund’s Shareholders, unless and until Highland receives Written Instructions to the contrary.

(c)	The Fund agrees to forward to Highland Written Instructions confirming Oral Instructions (except where such Oral Instructions are given by Highland or its affiliates) and shall endeavor to ensure that Highland receives the Written Instructions by the close of business on the same day that such Oral Instructions are received. The fact that such confirming Written Instructions are not received by Highland shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions. Where Oral Instructions or Written Instructions reasonably appear to have been received from an Authorized Person (other than an Authorized Person who is an officer, partner, agent or employee of Highland), Highland shall incur no liability to the Fund in acting upon such Oral Instructions or Written Instructions provided that Highland’s actions comply with the other provisions of this Agreement.
5.	Right to Receive Advice.
(a)	Advice of the Fund. If Highland is in doubt as to any action it should or should not take, Highland may request directions or advice, including Oral Instructions or Written Instructions, from the Fund.

(b)	Advice of Counsel. If Highland shall be in doubt as to any question of law pertaining to any action it should or should not take, Highland may request advice at its own cost from such counsel of its own choosing (who may be counsel for the Fund or Highland, at the option of Highland).

(c)	Conflicting Advice. In the event of a conflict between directions, advice or Oral Instructions or Written Instructions Highland receives from the Fund, and the advice it receives from counsel, Highland shall be entitled to rely upon and follow the advice of counsel, provided that such counsel is selected with reasonable care. Highland shall promptly inform the Fund of such conflict and Highland shall refrain from acting in the event of a conflict unless counsel advises Highland that a failure to take action is likely to result in additional loss, liability or expense. In the event Highland relies on the advice of counsel, Highland remains liable for any action or omission on the part of Highland which constitutes willful misfeasance, bad faith, negligence or reckless disregard by Highland of any duties, obligations or responsibilities set forth in this Agreement.
(d)	Protection of Highland. Highland shall be protected in any action it takes or does not take in reliance upon directions, advice or Oral Instructions or Written Instructions it receives from the Fund (other than actions taken or not taken in reliance on such directions, advice or Oral Instructions or Written Instructions received from any person acting on behalf of the Fund who is also an officer, partner, agent or employee of Highland, with respect to which Highland shall not be protected under this Agreement) or (to the extent permitted under clause (c) above) from counsel and which Highland believes, in good faith, to be consistent with those directions, advice or Oral Instructions or Written Instructions. Nothing in this section shall be construed so as to impose an obligation upon Highland (i) to seek such directions, advice or Oral Instructions or Written Instructions, or (ii) to act in accordance with such directions, advice or Oral Instructions or Written Instructions unless, under the terms of other provisions of this Agreement, the same is a condition of Highland’s properly taking or not taking such action. Nothing in this subsection shall excuse Highland when an action or omission on the part of Highland constitutes willful misfeasance, bad faith, negligence or reckless disregard by Highland of any duties, obligations or responsibilities set forth in this Agreement.
6.	Records; Visits.
(a)	The books and records pertaining to the Fund, which are in the possession or under the control of Highland, shall be the property of the Fund. Such books and records shall be prepared, preserved and maintained as required by the 1940 Act and other applicable securities laws, rules and regulations. The Fund and its duly authorized officers, employees and agents and the staff of the SEC shall have access to such books and records at all times during Highland’s normal business hours. Upon the reasonable request of the Fund, copies of any such books and records shall be provided by Highland to the Fund or to an Authorized Person, at the Fund’s expense. Any such books and records may be maintained in the form of electronic media and stored on any magnetic disk or tape or similar recording method. No records shall be destroyed without the Fund’s written consent.

(b)	Highland shall keep the following records:
(i)	all books and records with respect to the Fund’s books of account; and

(ii)	records of the Fund’s securities transactions.
7.	Confidentiality.

Each party shall keep confidential any information relating to the other party’s business (“Confidential Information”). Confidential Information shall include (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Fund or Highland, their respective subsidiaries and affiliated companies and the customers, clients and suppliers of any of them; (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Fund or Highland a competitive advantage over its competitors; (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and (d) anything designated as confidential. Notwithstanding the foregoing, information shall not be subject to such confidentiality obligations if it: (a) is already known to the receiving party at the time it is obtained; (b) is or becomes publicly known or available through no wrongful act of the receiving party; (c) is rightfully received from a third party who, to the best of the receiving party’s knowledge, is not under a duty of confidentiality; (d) is released by the protected party to a third party without restriction; (e) is required to be disclosed by the receiving party pursuant to a requirement of a court order, subpoena, governmental or regulatory agency or law (provided the receiving party will provide the other party written notice of such requirement, to the extent such notice is permitted); (f) is relevant to the defense of any claim or cause of action asserted against the receiving party; or (g) has been or is independently developed or obtained by the receiving party.
8.	Liaison with Accountants. Highland shall act as liaison with the Fund’s independent registered public accounting firm and shall provide account analyses, fiscal year summaries and other audit related schedules with respect to the Fund. Highland shall take all reasonable action in the performance of its obligations under this Agreement to ensure that the necessary information is made available to such independent registered public accounting firm as reasonably requested by the Fund.
9.	Highland System. Highland shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets and other related legal rights utilized by Highland in connection with the services provided by Highland to the Fund.
10.	Disaster Recovery. Highland shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for emergency use of electronic data processing equipment. In the event of equipment failures, Highland shall, at no additional expense to the Fund, take reasonable steps to minimize service interruptions. Highland shall have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided such loss or interruption is not caused by Highland’s own willful misfeasance, bad faith, negligence or reckless disregard of its duties or obligations under this Agreement.
11.	Compensation. As compensation for services rendered by Highland during the term of this Agreement, the Fund will pay to Highland an annual fee, payable monthly, in an amount equal to 0.20% of the Fund’s Average Daily Managed Assets. “Average Daily Managed Assets” shall mean the average daily value of the total assets of the Fund, less all accrued liabilities of the Fund (other than the aggregate amount of any outstanding borrowings constituting financial leverage). The accrued fees will be payable monthly as promptly as possible after the end of each month during which this Agreement is in effect. Highland may waive a portion of its fees. If this Agreement becomes effective subsequent to the first day of a month or shall terminate before the last day of a month, compensation for such month shall be computed in a manner consistent with the calculation of the fees payable on a monthly basis.
12.	Indemnification.
(a)	The Fund agrees to indemnify and hold harmless Highland and its affiliates from all taxes, charges, expenses, assessments, claims and liabilities (including without limitation reasonable attorneys’ fees and disbursements and liabilities arising under the Securities Laws and any state and foreign securities and blue sky laws) (collectively, “Losses”) arising directly or indirectly from any action or omission to act which Highland takes (i) at the request or on the direction of or in reliance on the advice of the Fund or (ii) upon Oral Instructions or Written Instructions; provided, however, neither Highland nor any of its affiliates, shall be indemnified against any liability (or any expenses incident to such liability) or other Losses arising directly or indirectly out of (x) Highland’s or its affiliates’ own willful misfeasance, bad faith, negligence or reckless disregard of its duties and obligations under this Agreement, or (y) actions or omissions to act that Highland takes at the request or on the direction of or in reliance on the advice of any person acting on behalf of the Fund who is also an officer, partner, agent or employee of Highland or upon Oral Instructions or Written Instructions from any person who is also an officer, partner, agent or employee of Highland.

(b)	Notwithstanding anything in this Agreement to the contrary, the Fund shall not be liable to Highland or its affiliates for any consequential, special or indirect losses or damages which Highland or its affiliates may incur or suffer as a consequence of this Agreement, whether or not the likelihood of such damages or losses was known by the Fund.
13.	Responsibility of Highland.
(a)	Highland shall be under no duty to take any action on behalf of the Fund except as necessary to fulfill its duties and obligations as specifically set forth herein or as may be specifically agreed to by Highland in writing. Highland shall be obligated to exercise care and diligence in the performance of its duties hereunder and to act in good faith and to use its best efforts, within reasonable limits, in performing services provided for under this Agreement. Highland agrees to indemnify and hold harmless the Fund from Losses arising out of Highland’s failure to perform its duties under this Agreement to the extent such damages arise out of Highland’s willful misfeasance, bad faith, negligence or reckless disregard of such duties.

(b)	Without limiting the generality of the foregoing or of any other provision of this Agreement, (i) Highland shall not be liable for losses beyond its control, provided that Highland has acted in accordance with the standard of care set forth above; and (ii) Highland shall not be liable for (A) the validity or invalidity or authority or lack thereof of any Oral Instruction or Written Instruction, notice or other instrument which conforms to the applicable requirements of this Agreement and which Highland reasonably believes to be genuine; or (B) subject to Section 10, delays or errors or loss of data occurring by reason of circumstances beyond

Highland’s control, including acts of civil or military authority, national emergencies, labor difficulties, fire, flood, catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply.
(c)	Notwithstanding anything in this Agreement to the contrary, neither Highland nor its affiliates shall be liable to the Fund for any consequential, special or indirect losses or damages which the Fund may incur or suffer by or as a consequence of Highland’s or its affiliates’ performance of the services provided hereunder, whether or not the likelihood of such losses or damages was known by Highland or its affiliates.
14.	Description of Administration Services on a Continuous Basis. Highland will perform the following administration services:
(i)	Prepare monthly security transaction listings;

(ii)	Supply various normal and customary portfolio and Fund statistical data as requested on an ongoing basis;

(iii)	Prepare for execution and file the Fund’s Federal and state tax returns: prepare a fiscal tax provision in coordination with the annual audit; prepare an excise tax provision; and prepare all relevant 1099 calculations;

(iv)	Coordinate contractual relationships and communications between the Fund and its contractual service providers;

(v)	Coordinate printing of the Fund’s annual and semi-annual shareholder reports;

(vi)	Prepare income and capital gain distributions;

(vii)	Prepare the semiannual and annual financial statements;

(viii)	Monitor the Fund’s compliance with IRC, SEC and prospectus requirements;

(ix)	Prepare, coordinate with the Fund’s counsel and coordinate the filing with the SEC: Post-Effective Amendments to the Fund’s Registration

Statement and supplements to or revisions of the Fund’s prospectus and statement of additional information; Quarterly Repurchase Offer Filings on Form N-23c-3; semi-annual reports on Form N-SAR and Form N-CSR; Form N-Q; and Form N-PX based upon information provided by the Fund;
(x)	Assist in the preparation of notices of meetings of shareholders, coordinate preparation of proxy statements, including obtaining information required to be disclosed by applicable regulations and the engagement of proxy solicitors on behalf of the Fund;

(xi)	Assist in obtaining the fidelity bond and trustees’ and officers’/errors and omissions insurance policies for the Fund in accordance with the requirements of Rule 17g-1 and 17d-1(d)(7) under the 1940 Act, including evaluation of insurance carriers, recommending appropriate coverage levels and evaluating the costs thereof, as such bond and policies are approved by the Fund’s Board of Trustees;

(xii)	Monitor the Fund’s assets to assure adequate fidelity bond coverage is maintained;

(xiii)	Draft agendas and resolutions for quarterly and special board meetings;

(xiv)	Coordinate the preparation, assembly and mailing of board materials;

(xv)	Attend board meetings and draft minutes thereof;

(xvi)	Maintain the Fund’s corporate calendar to assure compliance with various filing and board approval deadlines;

(xvii)	Assist the Fund in the handling of SEC examinations and responses thereto;

(xviii)	If the chief executive officer or chief financial officer of the Fund is required to provide a certification as part of the Fund’s Form N-CSR or Form N-Q filing pursuant to regulations promulgated by the SEC under Section 302 of the Sarbanes-Oxley Act of 2002, Highland will provide (to such person or entity as agreed between the Fund and Highland) a sub-certification in support of certain matters set forth in the aforementioned certification, such sub-certification to be in such form and relating to such matters as agreed between the Fund and Highland from time to time. Highland shall be required to provide the sub-certification only during the term of the Agreement and only if it receives such cooperation as it may request to perform its investigations with respect to the sub-certification. For clarity, the sub-certification is not itself a certification under the Sarbanes-Oxley Act of 2002 or under any other regulatory requirement;

(xix)	Prepare and coordinate the Fund’s state notice filings;

(xx)	Furnish the Fund office space in the offices of Highland, or in such other place or places as may be agreed from time to time, and all necessary office facilities, simple business equipment, supplies, utilities and telephone service for managing the affairs of the Fund;

(xxi)	Perform clerical, bookkeeping and other administrative services not provided by the Fund’s other service providers;

(xxii)	Determine or oversee the determination and publication of the Fund’s net asset value in accordance with the Fund’s policies as adopted from time to time by the Board of Trustees;

(xxiii)	Oversee the maintenance by the Fund’s custodian and transfer agent and dividend disbursing agent of certain books and records of the Fund as required under Rule 31a-1(b)(2)(iv) of the 1940 Act and maintain (or oversee maintenance by such other persons as approved by the Board of Trustees) such other books and records required by law or for the proper operation of the Fund;

(xxiv)	Determine the amounts available for distribution as dividends and distributions to be paid by the Fund to its shareholders; calculate, analyze and prepare a detailed income analysis and forecast future earnings for presentation to the Board of Trustees; prepare and arrange for the printing of dividend notices to shareholder, as applicable; and provide the Fund’s dividend disbursing agent and custodian with such information as is required for such parties to effect the payment of dividends and distributions and to implement the Fund’s dividend reinvestment plan;

(xxv)	Serve as liaison between the Fund and each of its service providers;

(xxvi)	Assist in monitoring and tracking the daily cash flows of the individual assets of the Fund, as well as security position data of portfolio investments; assist in resolving any identified discrepancies with the appropriate third party, including the Fund’s custodian, administrative agents and other service providers, through various means including researching available data via agent notices, financial news and data services, and other sources.

(xxvii)	Monitor compliance with leverage tests under the Fund’s credit facility, and communicate with leverage providers and rating agencies;

(xxviii)	Coordinate negotiation and renewal of credit agreements for presentation to the Board of Trustees;

(xxix)	Coordinate negotiations of agreements with counterparties and the Fund’s custodian for derivatives, short sale and similar transactions, as applicable;

(xxx)	Provide assistance with the settlement of trades of portfolio securities;

(xxxi)	Coordinate and oversee the provision of legal services to the Fund;

(xxxii)	Cooperate with the Fund’s independent registered public accounting firm in connection with audits and reviews of the Fund’s financial statements, including interviews and other meetings, and provide necessary information and coordinate confirmations of bank loans and other assets for which custody is not through DTC, as necessary;

(xxxiii)	Provide Secretary and any Assistant Secretaries, Treasurer and any Assistant Treasurers and other officers for the Fund as requested;

(xxxiv)	Develop or assist in developing guidelines and procedures to improve overall compliance by the Fund;

(xxxv)	Investigate and research customer and other complaints to determine liability, facilitate resolution and promote equitable treatment of all parties;

(xxxvi)	Determine and monitor expense accruals for the Fund;

(xxxvii)	Authorize expenditures and approve bills for payment on behalf of the Fund;

(xxxviii)	Monitor the number of shares of the Fund registered and assist in the registration of additional shares, as necessary;

(xxxix)	Prepare such reports as the Board of Trustees of the Fund may request from time to time; and

(xl)	Perform such additional administrative duties relating to the administration of the Fund as may subsequently be agreed upon in writing between the Fund and Highland.
15.	Duration and Termination. This Agreement shall continue until terminated by the Fund or by Highland on sixty (60) days’ prior written notice to the other party. In the event the Fund gives notice of termination, all expenses associated with movement (or duplication) of records and materials and conversion thereof to a successor administration services agent (and any other service provider(s)), and all trailing expenses incurred by Highland, will be borne by the Fund.

16.	Notices. Notices shall be addressed (a) if to Highland, at 13455 Noel Road, Suite 800, Dallas, Texas 75240, Attention: General Counsel; (b) if to the Fund, at 13455 Noel Road, Suite 800, Dallas, Texas 75240, Attention: Secretary of the Fund; or (c) with respect to either party to this Agreement, at such other address as shall have been given by like notice to the sender of any such notice by the other party. If notice is sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately. If notice is sent by first class mail, it shall be deemed to have been given three days after it has been mailed. If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered.
17.	Amendments. This Agreement, or any term thereof, may be changed or waived only by a written amendment, signed by the party against whom enforcement of such change or waiver is sought.
18.	Delegation; Assignment; Sub-Contracting. This Agreement and the rights and duties of the parties herein may not be assigned or delegated by any party without the written consent of each party. The Fund hereby authorizes and instructs Highland to enter into a Sub-Administration Services Agreement with PNC Global Investment Servicing (U.S.) Inc. (“PFPC”), in substantially the form set forth as Exhibit A hereto, including the fees referenced therein and in the Fee Letter between Highland and PFPC.
19.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
20.	Further Actions. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

21.	Miscellaneous.
(a)	Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties and Oral Instructions.

(b)	Captions. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

(c)	Governing Law. This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law, without regard to principles of conflicts of law.

(d)	Partial Invalidity. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

(e)	Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(f)	Facsimile Signatures. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

(g)	The Fund will provide such information and documentation as Highland may reasonably request in connection with services provided by Highland to the Fund.

(h)	It is expressly agreed that the obligations of the Fund under this Agreement shall not be binding upon any past, present or future trustee, nominee, officer, shareholder, employee or agent of the Fund individually, and shall only be binding upon the Fund and its assets, as provided in the Fund’s Agreement and Declaration of Trust, a copy of which is available at the principal offices of the Fund. This Agreement was executed on behalf of the Fund by an officer of the Fund in such capacity, and shall not be deemed to have been executed by such officer individually or to impose any liability on such officer, of the shareholders of the Fund, personally, but shall bind only the assets and property of the Fund.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

HIGHLAND CAPITAL MANAGEMENT, L.P.
By:	Strand Advisors, Inc., its general partner

By:
Name:
Title:

HIGHLAND SPECIAL SITUATIONS FUND II
By:
Name:
Title:

EXHIBIT A
Sub-Administration Agreement